                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549






                                     SCHEDULE 13G




               Information Statement Pursuant to Rules 13d-1 and 13d-2
                      Under the Securities Exchange Act of 1934

                                 (Amendment No. 2)

                         SECURITY DYNAMICS TECHNOLOGIES, INC.
             ---------------------------------------------------------------
                                     (Name of Issuer)

                            Common Stock $0.01 par value per share
                       -----------------------------------------------
                               (Title or Class of Securities)

                                       814208104
                       -----------------------------------------------
                                      (CUSIP Number)



---------------------

       1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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    CUSIP No. 814208104                               13G   Page  2  of 5 Pages

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

    Kenneth P. Weiss      ###-##-####
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                       (a)   / /
  N/A                                                  (b)   / /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
-------------------------------------------------------------------------------
                                  5       SOLE VOTING POWER
                                          2,583,516
    NUMBER OF
     SHARES                       6       SHARED VOTING POWER
   BENEFICIALLY                           0
   OWNED BY
      EACH                        7       SOLE DISPOSITIVE POWER
    REPORTING                             2,583,516
     PERSON
      WITH                        8       SHARED DISPOSITIVE POWER
                                          0

-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,583,516
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)                                           / /

    N/A
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.5%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (See Instructions)

    IN
-------------------------------------------------------------------------------
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>
   CUSIP No. 814208104                             13G   Page  3  of 5 Pages


  ITEM 1(a).  NAME OF ISSUER:

              Security Dynanmics Technologies, Inc.



  ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              20 Crosby Drive
              Bedford, MA  01730

  ITEM 2(a).  NAME OF PERSON FILING:

              Kenneth P. Weiss

  ITEM 2(b).  RESIDENCE:

              59 Sargent Street
              Newton, MA  02158

  ITEM 2(c).  CITIZENSHIP:

              United States of America

  ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

              Common Stock, $0.01 par value per share, (the "shares")



  ITEM 2(e).  CUSIP NUMBER:

              814208104


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       CUSIP No. 814208104                          13G   Page  4  of 5 Pages

    ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.


    ITEM 4.     OWNERSHIP:

     (a) Amount beneficially owned: 2,583,516 shares
     (b) Percent of class:  7.5%
     (c) Number of shares as to which such person has:
         (i)    Sole Power to vote or to direct the vote: 2,583,516 shares
         (ii)   Shared power to vote or to direct the vote:  0
         (iii)  Sole power to dispose or to direct the disposition
                 of: 2,583,516 shares
         (iv)   Shared power to dispose or to direct the disposition of:  0

    ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not applicable.

    ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                ANOTHER PERSON:

                Not applicable.

    ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEGIN REPORTED ON BY THE PARENT HOLDING COMPANY:

                Not applicable.

    ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable.

         CUSIP No. 814208104                        13G   Page  5  of 5 Pages

     ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

                Not applicable.

     ITEM 10.   CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   04/01/97
                                             ---------------------------
                                                        (Date)




                                                 /s/ Kenneth P. Weiss
                                            ------------------------------
                                                   Kenneth P. Weiss